January 11, 2005


Mail Stop 0409

VIA U.S. MAIL AND FAX (847) 913-0385

Mr. Dan A. DeCanniere
Chief Financial Officer
Hewitt Associates, Inc.
100 Half Day Road
Lincolnshire, IL  60069

Re:	Hewitt Associates, Inc.
Form 10-K for the year ended September 30, 2004
File No. 001-31351


Dear Mr. DeCanniere:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Steven Jacobs
Senior Staff Accountant


??

??

??

??

Hewitt Associates, Inc.
December 28, 2004
Page 1